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                                                                   Exhibit 10.12

June 4, 1997

Rick Spurr
6507 Westgate Drive
Dallas, TX  75240

Dear Rick,

On behalf of Entrust Technologies Inc. (Entrust), I am pleased to offer you employment as Vice President of Global Sales. The principal terms of your employment are set forth below.

Your annual base salary upon commencement of employment will be $125,000 US$ and will be paid biweekly.

You will be eligible to participate in Entrust's current sales incentive plan which is the equivalent to $125,000 annually at 100% achievement. However, this program may be amended or discounted at any time. All Entrust sales professionals have an upside earning potential for additional compensation above 100%.

You will also receive an option to purchase 100,000 shares of series A common stock of Entrust at an option price of $8.50 per share. Details of the Stock Incentive Plan which will govern this option are set out in the attached documents.

At this time, Entrust has not yet adopted a benefit plan. Entrust will reimburse you for the documented cost of health coverage for you and your eligible dependents, which you can elect to continue in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) under your medical election with your previous employer's plan until such coverage ends or Entrust adopts a medical plan for its employees, whichever occurs sooner.

This position is initially located at 2221 Lakeside Blvd, Richardson, Texas.

This offer of employment at will is contingent upon the following:

 . formal ratification of this offer of employment by the Entrust Board of Directors;

 . your signing the following enclosed agreements: namely, Conflict of Interest and Intellectual Property and Confidentiality. Please review these forms prior to your first day of employment. By accepting this offer of employment at will, you also agree to any terms and conditions contained in those documents as written;



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 . your completing the following forms: the Determination of Eligibility to Work on Jobs Affected by U.S. Export Control Laws; and the Employment Application (if you have not previously submitted one). These forms must be returned with your signed offer letter;

 . your ability to provide documentation to establish your identity and eligibility for employment as required under the Immigration Reform and Control Act of 1986. Although you have three (3) business days from your hire date to provide the required documents (See List of Acceptable Documents), please bring them on your first date of employment so that this process can be expedited;

 . your satisfactory completion of our pre-employment background investigation.
  Upon your request, we identify any consumer reporting agency involved in the process so that you may, if you wish, seek access to its records as provided under the relevant statute;

 . your contacting Assurance Medical Inc. (AMI) at 1-800-625-7881 on the next business day following the receipt of your verbal offer of employment to schedule a drug test, designed to detect current use of illegal drugs;

 . your taking and obtaining a negative test result concerning the drug test referenced in the previous paragraph above. If your test is positive you may not reapply for employment for twelve (12) months.

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party, at any time and for any reason, and is not an employment agreement for any specified term.

This offer is valid and open for acceptance in writing for 7 business days. If you need more time, please call me right away so we can discuss a mutually acceptable validity period.

Rick, we would be delighted to have you lead our global sales team and look forward to your acceptance. Please indicate your agreement by signing below and returning a copy of this letter to my attention.

Sincerely,

/s/ John A. Ryan

John A. Ryan
President and CEO
Entrust Technologies Inc.
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                         Agreed &
                         Accepted By:  /s/ Richard D. Spurr
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                                        June 4, 1997
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                                        Date



Attachments:

Conflict of Interest Agreement
Incentive Stock Option Agreement
Intellectual Property and Confidentiality Agreements
Stock Incentive Plan
Immigration Form I-9
Determination of Eligibility to Work on Jobs Affected by U.S. Export Control
Laws
Employment Application